Harry Feinberg, Business Process Outsourcing (“BPO”) Industry Expert Named to Acies Board of Directors

NEW YORK, New York, October 8, 2004 – Acies, Inc., a registered Member Service Provider of JP Morgan Chase Bank and a payment services provider, a wholly owned subsidiary of Atlantic Synergy, Inc. (OTCBB: ASGY), today announces that it has appointed Harry Feinberg, a thought leader in the business process outsourcing (“BPO”) industry, to the Company’s Board of Directors.

“We are delighted to welcome Mr. Feinberg on to our Board,” said Michael Beygelman, Acies’ Chairman.  Mr. Beygelman continued, “Mr. Feinberg is one of the pioneers in the business services sector, and Acies intends to leverage his specific expertise in finance and accounting outsourcing to gain a competitive advantage in this growing business services sector.”

“In launching Finance and Accounting Outsourcing Today (“FAO Today”) magazine, it became evident that electronic payment processing is a foundational component of all financial transactions,” said Mr. Feinberg.  He continued, “Acies has a number of unique products and services, which I intend to help Acies materialize and bring to market.”

From 2002 to present, he has been CEO/Chairman of Outsourcing Today LLC., a media and publishing company dedicated to outsourcing.  From 1996-2002, he was President, Chief Executive Officer, Publisher, Founder of ProEmp, Inc., a national publication catering to professional employer organizations (PEO) and the human resource (HR) outsourcing industry, a monthly trade focused on this vertical market.  From 1989-1996, he was President and Chief Executive Officer of US MAGNETICS CORP.,  where he managed the daily operations of a blank VHS and video duplication manufacturing business consisting of 70 employees; 3 sales offices with warehousing/distribution complete with fulfillment services.

About Acies, Inc.

Acies, Inc. (“Acies”) is a financial services company that specializes in payment processing services to small, medium and large size merchants across the United States. Acies’ payment processing services enable merchants to process Credit, Debit, Electronic Benefit Transfer (EBT), Check Conversion and Gift & Loyalty transactions. In addition to payment processing services, Acies’ offers a full-suite of point-of-sale terminals that enable merchants to utilize Acies’ payment processing services.

For more information visit http://www.aciesinc.com/.

Forward-looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

CONTACT:

Oleg Firer; President and Chief Executive Officer

Tel: 800-361-5540 ext 100

Fax: 212-504-0866

oleg@aciesinc.com